Date: July 28, 2022

Caption: Something's Coming... 👀


@helainabeard

Date: August 2, 2022

Caption: SPOILER ALERT! We cannot be more excited to IPO our next asset - can you guess what it is!? ✨💎💛

#kwiat #diamonds #spoileralert #invest #ipo

For the Fine Print please visit:
https://luxusco.com

Video: https://twitter.com/i/status/1554500466930642944

Script:

THAT'S PRETTY. THAT'S PRETTY.

I LIKE THE SLIGHT ANGLE.

LOOK AT THAT.